EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release January 16, 2014

Contact:

Kentucky First Federal Bancorp

Don Jennings, President
Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Announces Payment of Quarterly Dividend and Initiation of New Stock Repurchase Plan

Kentucky First Federal Bancorp (Nasdaq: KFFB) the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on February 20, 2014, to shareholders of record on January 31, 2014. Tony Whitaker, Chairman of the Company, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company’s capital position and financial condition.

In addition, the Company announced that it has substantially completed the repurchase program initiated on May 14, 2010, and that the Board of Directors has authorized the purchase of up to 150,000 shares in a new stock repurchase program. Previously the Company had been prohibited from buying back its own stock for a period of twelve months pursuant to the issuance of its stock as partial consideration in the purchase of CKF Bancorp, Inc. The shares repurchased through the new program will be held as treasury stock. Repurchases will be effected through open market purchases or unsolicited privately negotiated transactions. The stock repurchase program will be dependent on market conditions and there is no guarantee as to the exact number of shares that the Company will repurchase.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At December 31, 2013, the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.